Exhibit 99.1

Advent Software Appoints James Cox as Chief Financial Officer

SAN FRANCISCO — September 9, 2009 - Advent Software, Inc. (NASDAQ:ADVS) a leading provider of software and services for the global investment management industry, today announced that the Company is promoting James Cox, currently Vice President and Principal Accounting Officer of Advent, to the position of Senior Vice President and Chief Financial Officer (CFO), effective immediately.  Advent’s Chief Executive Officer and Founder, Stephanie DiMarco, will continue to lead the Company as CEO.

Commented Ms. DiMarco, “I am thrilled to welcome Jim to his new role as CFO.  We are very pleased that we were able to make an internal appointment to this position; Jim has excelled at Advent and has established himself as an integral part of the executive management team.  Jim will have a key role in implementing our short-term and longer-term strategic and financial goals and I have the highest confidence that his skills and experience will deliver continued contributions toward our objectives of growth, operational efficiency and profitability.”

As CFO, Mr. Cox is responsible for supporting the company’s growth strategies, maintaining communications with the investment community, overseeing financial operations and driving the operational excellence necessary to build value for shareholders. He will continue to report to Ms. DiMarco.

“I am excited and honored to assume an expanded role leading Advent’s financial operations,” said Mr. Cox.  “We have an exceptional finance team and I am proud of Advent’s deep commitment to financial excellence and fiscal discipline.  I look forward to working with the entire leadership team to continue to focus on driving results and creating value for our shareholders.”

Mr. Cox joined Advent in 2006.  As Principal Accounting Officer he was responsible for Advent’s accounting, financial reporting, treasury, tax and finance related operations.  Preceding his appointment to Principal Accounting Officer, he served as Corporate Controller.  Prior to Advent, Mr. Cox worked at UTStarcom where he served as Assistant Controller.  From 1994 to 2004, he held various positions at PricewaterhouseCoopers, LLP.

About Advent

Advent Software, Inc., a global firm, has provided trusted solutions to the world’s financial professionals since 1983.  Firms in 60 countries rely on Advent technology to run their mission-critical operations.  Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.  Advent is the only financial services software company to be awarded the Service Capability and Performance certification for being a world-class support and services organization.  For more information on Advent products visit http://www.advent.com/about/resources/demos/pr.

Advent, the Advent logo and Advent Software are registered trademarks of Advent Software, Inc.  All other company names or marks mentioned herein are those of their respective owners.

Media Contact:

Jessica Miller

Advent Software, Inc.

(415) 645-1668

jmiller@advent.com

Investor Relations Contact:

Heidi Flaherty

Advent Software, Inc.

(415) 645-1145

flaherty@advent.com